                                                                     EXHIBIT 2.1

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into effective the date and year last executed by a party hereto (the "Effective Date") and is by and among STEVE ZABEL, an individual ("Zabel"); Bryant Ingram, an individual ("Ingram") and Joey Alfred, an individual ("Alfred") [Zabel, Ingram and Alfred hereinafter sometimes referred to collectively as the "Shareholders"], SUPPORT 24, an Oklahoma corporation ("Support 24") and AARO BROADBAND WIRELESS COMMUNICATIONS, INC., a Nevada corporation ("Aaro")

         WHEREAS, Support 24 has authorized fifty thousand (50,000) shares of stock and has issued and outstanding three thousand five hundred (3,500) shares of fully paid and nonassessable shares of common stock (the "Support 24 Stock") representing one hundred percent (100%) of the issued and outstanding interest in Support 24;

         WHEREAS, Zabel, Ingram and Alfred own one hundred percent (100%) of the issued and outstanding Support 24 Stock;

         WHEREAS, Aaro is interested in acquiring one hundred percent (100%) of the outstanding Support 24 Stock pursuant to the terms and conditions described herein; and

         WHEREAS, Zabel, Ingram and Alfred are interested in transferring one hundred percent (100%) of the Support 24 Stock to Aaro pursuant to the terms and conditions herein described and for the consideration set out herein.

         NOW, THEREFORE, for the consideration described herein and for other good and valuable consideration, the receipt and sufficiency of all of which all parties hereto affirm, the parties hereto agree as follows:

1. Transfer of Support 24 Stock. On the Effective Date, Zabel, Ingram and Alfred will transfer an amount of shares of the Support 24 Stock representing one hundred percent (100%) of the issued and outstanding shares as of the Effective Date to Aaro.

2. Transfer of Aaro Stock. On the Effective Date, Aaro will transfer to Zabel, Ingram and Alfred, in the allocations described below, seven hundred thousand (700,000) shares of Aaro's unissued or treasury shares of the common stock of Aaro, all fully paid and nonassessable:


         Support 24 Shareholder                Amount of Aaro Shares
         ----------------------                ---------------------
         Steve Zabel                                  350,000

         Bryant Ingram                                300,000

         Joey Alfred                                   50,000
                                                      -------
                           Total                      700,000
                                                      =======

acknowledge that the shares of Aaro stock received as consideration for this transaction will be subject to various restrictions on sale and/or transfer including, but not limited to, the restrictions imposed by 17 CFR Section 230.144.

4. Control and Operation of Support 24; Employment Agreement It is the intent and purpose of the Aaro to allow the current management of Support 24 to continue to control the day to day operations of Support 24 including, but not limited to, the production, marketing, sale and maintenance of Support 24 products and the management of other normal and usual matters relating to Support 24.

5. Representations and Warranties of Shareholders Zabel, Ingram and Alfred jointly and severally represent and warrant, to the best of their knowledge as of the Effective Date, to Aaro as follows:

         1. Organization and Good Standing: Support 24 is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Support 24 is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of its properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         2. Books and Records: Support 24's books of accounts, minute books, stock record books, and other records are complete and correct and have been maintained in accordance with sound business practices. The minute books contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of Support 24.

         3. Titles to Properties; Encumbrances: Support 24 owns (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own or as reflected as owned in the books and records of Support 24, including all of the properties and assets reflected in the balance sheet and other financial statements of Support 24.

         4. Accounts Receivable: All accounts receivable of Support 24 are reflected on its balance sheet or on the accounting records and, subject to any reserves reflected on its financial statements, will be collectable in full, without any set-off, within ninety (90) days after the date such accounts shall be due and payable.

         5. No Undisclosed Liabilities: Except as set forth on Exhibit "B" (attached hereto and made a part hereof), Support 24 has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).

         6. Taxes: Support 24 has filed or caused to be filed on a timely basis all tax returns, whether federal, state or local, that are or were required to be filed by or with respect to any of them. Support 24 has paid, or made provision for the payment of all taxes, whether federal, state or local, that have or may become due.

         7. Legal Proceedings: No legal proceeding has been commenced by or against Support 24. To the best knowledge of Zabel, Ingram or Alfred, no such legal proceedings has been threatened and no event has occurred or circumstances exists that may give rise to or serve as a basis for the commencement of any such legal proceeding.

         8. Contracts: Support 24 is, and at all times has been, in full compliance with all applicable terms and requirements of each and every contract under which Support 24 has or had any obligations or by which Support 24 was bound and no event or circumstances exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, and Support 24 contract.

         9. Intellectual Property: Support 24 is the owner of all right, title, and interest in and to each of its intellectual properties, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to any third party, all of its intellectual parties. For purpose of this Agreement, "intellectual property" shall include:

                  1) all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications;

                  2) all patents, patent applications, and inventions and discoveries that may be patentable;

                  3) all copyrights in both published works and unpublished works; and

                  4) all know-how, trade secrets, confidential information, customer lists, software programming, technical information, data, process technology, plans, drawings, blue prints and designs owned, used or licensed by Support 24.

6. Indemnification of Aaro by Shareholders: Zabel, Ingram and Alfred, jointly and severally, indemnify and hold harmless Aaro and its stockholders, officers, directors and affiliates from, and will pay to the such indemnified entities the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees and costs) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with any breach of any representation or warranty made by Shareholders or Support 24. It is specifically provided, however, that in no event shall the amount of any indemnification to be received from Zabel, Ingram and/or Alfred be in excess of the value of the seven hundred thousand (700,000) shares of Aaro common stock transferred pursuant to this Agreement.

7. Representations and Warranties of Shareholders Aaro represents and warrants to Support 24,to the best of its knowledge as of the Effective Date, Zabel, Ingram and Alfred as follows:

         2. Organization and Good Standing: Aaro is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Aaro is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of its properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         3. Books and Records: Aaro's books of accounts, minute books, stock record books, and other records are complete and correct and have been maintained in accordance with sound business practices. The minute books contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of Aaro

         4. Titles to Properties; Encumbrances: Aaro owns (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own or as reflected as owned in the books and records of Aaro, including all of the properties and assets reflected in the balance sheet and other financial statements of Aaro.

         5. Accounts Receivable: All accounts receivable of Aaro are reflected on its balance sheet or on the accounting records and, subject to any reserves reflected on its financial statements, will be collectable in full, without any set-of, within ninety (90) days after the date such accounts shall be due and payable.

         6. No Undisclosed Liabilities: Except as are reflected on its balance sheet or statement of profit and loss, Aaro has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).

         7. Taxes: Aaro has filed or caused to be filed on a timely basis all tax returns, whether federal, state or local, that are or were required to be filed by or with respect to any of them. Aaro has paid, or made provision for the payment of all taxes, whether federal, state or local, that have or may become due.

         8. Legal Proceedings: There are legal proceeding currently outstanding against Aaro. To the best knowledge of Aaro, no such legal proceedings has been threatened and no event has occurred or circumstances exists that may give rise to or serve as a basis for the commencement of any such legal proceeding.

         9. Contracts: Aaro is, and at all times has been, in full compliance with all applicable terms and requirements of each and every contract under which Aaro has or had any obligations or by which Aaro was bound and no event or circumstances exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, and Aaro contract.

         1. Intellectual Property: Aaro is the owner of all right, title, and interest in and to each of its intellectual properties, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to any third party, all of its intellectual parties. For purpose of this Agreement, "intellectual property" shall include:

                           1) all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications;

                           ii) all patents, patent applications, and inventions and discoveries that may be patentable;

                           iii) all copyrights in both published works and unpublished works; and

                           iv) all know-how, trade secrets, confidential information, customer lists, software programming, technical information, data, process technology, plans, drawings, blue prints and designs owned, used or licensed by Support 24.

8. Indemnification of Shareholders by Aaro: Aaro indemnifies and holds harmless Zabel, Ingram and Alfred from and will pay to such indemnified parties the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees and costs) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with any breach of any representation or warranty made by Aaro in
Section 7, hereof. In addition, in the event of a material breach of any such representation or warranty made by Aaro herein within one (1) year of the Effective Date, that results or is likely to result in a material loss, liability, claim, damage, expense or diminution of value to Support 24, then Zabel, Ingram and Alfred (together, but not individually) shall be entitled to rescind this Agreement and, upon a return of the seven hundred thousand (700,000) shares delivered by Aaro pursuant to Section 2, shall be returned total ownership and control of Support 24.

9. Prior Approval of All Press Releases and Publicity: Aaro agrees and represents that it will not issue or release any press release or other publicity using the Support 24 name in any manner without the prior express consent and approval of Support 24. Support agrees and represents that it will not issue or release any press release or other publicity using the Aaro name in any manner without the prior express consent and approval of Aaro.

10. Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supercedes, all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

11. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

12. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and/or assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities.

13. Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto.

14. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15. Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Oklahoma.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     AGREED TO EFFECTIVE the year and date last executed by a party hereto.

"SUPPORT 24"                           "AARO"

SUPPORT 24                             AARO BROADBAND WIRELESS COMMUNICATIONS,
                                       INC.
AN OKLAHOMA CORPORATION                AN NEVADA CORPORATION

BY:                                         BY:
   -------------------------------             ---------------------------------

NAME:                                       NAME:
     -----------------------------               -------------------------------

TITLE:                                      TITLE:
      ----------------------------                ------------------------------

DATE:                                       DATE:
     --------------                              ---------------

"SHAREHOLDERS"


----------------------------------
NAME: STEVE ZABEL
DATE:
     --------------


----------------------------------
NAME: BRYANT INGRAM
DATE:
     --------------


----------------------------------
NAME: JOEY ALFRED
DATE:
     --------------

                                   EXHIBIT "B"
                                       TO
             AARO BROADBAND WIRELESS COMMUNICATIONS, INC/SUPPORT 24
                                    AGREEMENT


                             SUPPORT 24 LIABILITIES